Exhibit 99.2

QTS

QTS REALTY TRUST, INC.

Supplemental Information for the Quarter Ended September 30, 2019

November 4, 2019

1 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this document constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance, results of operations,  liquidity, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this document reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions; risks related to our international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of, leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates; and limitations inherent in our current and any future joint venture investments, such as lack of sole decision-making authority and reliance on our partners’ financial condition.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statements speak only as of the date on which they were made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and other periodic reports the Company files with the Securities and Exchange Commission.

2 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Company Profile

QTS DATA CENTERS

Hyperscale

Hybrid Colocation

- SOFTWARE-DEFINED DATA CENTER
- MEGA SCALE DATA CENTERS
- CLOUD PARTNER SOLUTIONS
- POWERED BY PEOPLE

North America
TORONTO
HILLSBORO
CHICAGO
JERSEY CITY
PISCATAWAY
PRINCETON
SANTA CLARA
SACRAMENTO
SAN JOSE
OVERLAND PARK
FORT WORTH
IRVING
ASHBURN
DULLES
MANASSAS
RICHMOND
PHOENIX
ATLANTA
SUWANEE
MIAMI
MEGA DATA CENTERS
DATA CENTERS
LAND
Europe
LONDON
AMSTERDAM
EEMSHAVEN
GRONINGEN
Asia
HONG KONG

Industry-Leading Customer Service

Net Promoter Score

Year	Score
2018	75
2017	72
2016	68
2015	64

40 Industry Average

APPROXIMATELY

670+ ACRES

OF EXPANSION WITH CAPACITY

TO NEARLY **DOUBLE BUSINESS**

WITHIN EXISTING POWERED SHELL

3,179 TOTAL VOLUNTEER HOURS IN 2018

100% UPTIME **GUARANTEE**

6.5M GROSS SQUARE FEET

2.9M SQUARE FEET OF RAISED FLOOR CAPACITY

OVER **750** MW OF GROSS UTILITY POWER

SERVICE DELIVERY PLATFORM

INDUSTRY'S **FIRST** SOFTWARE-DEFINED DATA CENTER

Automate
Digitize
Analyze

Real-Time Visibility Actionable Insights

Expect to procure **100%** of our power from renewable energy by **2025**

Data provided as of September 30, 2019

3 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(unaudited and in thousands except share data)

	September 30,	December 31,
	2019 (1)	2018 (1)
ASSETS
Real Estate Assets
Land	$127,587	$105,541
Buildings, improvements and equipment	2,155,810	1,917,251
Less: Accumulated depreciation	(555,562)	(467,644)
	1,727,835	1,555,148
Construction in progress (2)	843,754	790,064
Real Estate Assets, net	2,571,589	2,345,212
Investments in unconsolidated entity	30,742	—
Operating lease right-of-use assets, net	58,551	—
Cash and cash equivalents	13,518	11,759
Rents and other receivables, net	76,163	55,093
Acquired intangibles, net	85,242	95,451
Deferred costs, net (3) (4)	48,312	45,096
Prepaid expenses	8,490	6,822
Goodwill	173,843	173,843
Assets held for sale	—	71,800
Other assets, net (5)	57,042	56,893
TOTAL ASSETS	$3,123,492	$2,861,969

LIABILITIES
Unsecured credit facility, net (4)	$918,631	$945,657
Senior notes, net of debt issuance costs (4)	395,358	394,786
Finance leases and mortgage notes payable	47,511	4,674
Operating lease liabilities	65,949	—
Accounts payable and accrued liabilities	94,104	99,166
Dividends and distributions payable	32,980	29,633
Advance rents, derivative contracts, security deposits and other liabilities	52,180	32,679
Liabilities held for sale	—	24,349
Deferred income taxes	1,563	1,097
Deferred income	41,404	33,241
TOTAL LIABILITIES	1,649,680	1,565,282

EQUITY
7.125% Series A cumulative redeemable perpetual preferred stock: $0.01 par value (liquidation preference $25.00 per share), 4,600,000 shares authorized, 4,280,000 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively (6)	103,212	103,212
6.50% Series B cumulative convertible perpetual preferred stock: $0.01 par value (liquidation preference $100.00 per share), 3,162,500 shares authorized, issued and outstanding as of September 30, 2019 and December 31, 2018, respectively (7)	304,223	304,265
Common stock: $0.01 par value, 450,133,000 shares authorized, 58,238,145 and 51,123,417 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	582	511
Additional paid-in capital	1,326,087	1,062,473
Accumulated other comprehensive income (loss)	(28,900)	2,073
Accumulated dividends in excess of earnings	(340,943)	(278,548)
Total stockholders’ equity	1,364,261	1,193,986
Noncontrolling interests	109,551	102,701
TOTAL EQUITY	1,473,812	1,296,687
TOTAL LIABILITIES AND EQUITY	$3,123,492	$2,861,969

(1)

The balance sheet at September 30, 2019 and December 31, 2018, has been derived from the consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(2)

As of September 30, 2019, construction in progress included $222.6 million related to land acquisitions whereby the initiation of development activities has begun to prepare the property for its intended use.

(3)

As of September 30, 2019 and December 31, 2018, deferred costs, net included $6.2 million and $7.7 million of deferred financing costs net of amortization, respectively, and $42.1 million and $37.4 million of deferred leasing costs net of amortization, respectively.

(4)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $10.2 million and $11.6 million at September 30, 2019 and December 31, 2018, respectively, have been netted against the related debt liability line items for both periods presented.

(5)

As of September 30, 2019 and December 31, 2018, other assets, net included $54.0 million and $48.8 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

(6)	As of September 30, 2019, the total liquidation preference of the Series A Preferred Stock was $107.0 million, calculated as $25.00 liquidation preference per share times 4,280,000 shares outstanding.
(7)

As of September 30, 2019, the total liquidation preference of the Series B Preferred Stock was $316.3 million, calculated as $100.00 liquidation preference per share times 3,162,500 shares outstanding.

4 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018 (1)	2019	2018 (1)
Revenues:
Rental (2)	$121,475	$114,977	$104,760	$345,841	$305,774
Other (3)	3,780	4,190	7,453	11,270	32,413
Total revenues	125,255	119,167	112,213	357,111	338,187
Operating expenses:
Property operating costs	44,730	38,570	38,217	117,403	112,515
Real estate taxes and insurance	3,713	3,355	3,088	10,435	8,896
Depreciation and amortization	42,875	41,481	37,900	123,144	111,633
General and administrative (4)	19,504	20,124	19,922	59,519	63,187
Transaction and integration costs	827	1,039	901	3,080	2,474
Restructuring	—	—	13,737	—	33,697
Total operating expenses	111,649	104,569	113,765	313,581	332,402
Gain on sale of real estate, net	—	—	—	13,408	—
Operating income (loss)	13,606	14,598	(1,552)	56,938	5,785
Other income and expense:
Interest income	22	36	66	103	92
Interest expense	(6,724)	(6,459)	(6,386)	(20,329)	(22,699)
Other income (expense)	370	(40)	—	330	—
Equity in earnings (loss) of unconsolidated entity	(317)	(401)	—	(992)	—
Income (loss) before taxes	6,957	7,734	(7,872)	36,050	(16,822)
Tax benefit (expense) of taxable REIT subsidiaries	(369)	(199)	980	(779)	3,245
Net income (loss)	6,588	7,535	(6,892)	35,271	(13,577)
Net (income) loss attributable to noncontrolling interests (5)	49	(52)	1,610	(1,593)	2,641
Net income (loss) attributable to QTS Realty Trust, Inc.	$6,637	$7,483	$(5,282)	$33,678	$(10,936)
Preferred stock dividends	(7,045)	(7,045)	(7,045)	(21,135)	(9,621)
Net income (loss) attributable to common stockholders	$(408)	$438	$(12,327)	$12,543	$(20,557)

Net income (loss) per share attributable to common shares:
Basic (6)	$(0.05)	$(0.03)	$(0.25)	$0.12	$(0.42)
Diluted (6)	(0.05)	(0.03)	(0.25)	0.12	(0.42)

(1)

Pursuant to the Company’s adoption of ASC 842 “Leases” on January 1, 2019 and to remain consistent with revenue presentation across the industry, historical revenue categories have been reclassified to conform to current presentation of two categories.  The new categories incorporate a reclassification of straight line rent from the “Other” line item into the “Rental” line item, a reclassification of “Recoveries from Customers” from its own line item into the “Rental” line item and a combination of the “Cloud and managed services” and “Other” line items into a single “Other” line item.

(2)

Represents lease revenue, inclusive of recoveries from customers as well as straight line rent. Recoveries from customers was $17.6 million, $12.7 million, and $11.8 million for the three months ended September 30, 2019,  June 30, 2019, and September 30, 2018, respectively, and $41.0 million and $33.8 million for the nine months ended September 30, 2019 and 2018, respectively.  Straight line rent was $2.3 million, $1.0 million and $1.2 million for the three months ended September 30, 2019,  June 30, 2019 and September 30, 2018, respectively, and $4.8 million and $5.3 million for the nine months ended September 30, 2019 and 2018, respectively.

(3)	Includes revenue from managed services, sales of scrap metals and other unused materials and various other revenue items.
(4)

Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 15.6%,  16.9%, and 17.8% of total revenues for the three months ended September 30, 2019,  June 30, 2019 and September 30, 2018, respectively, and 16.7% and 18.7% of total revenues for the nine months ended September 30, 2019 and 2018, respectively.

(5)

The weighted average noncontrolling ownership interest of QualityTech, LP was 10.7%,  10.7% and 11.5% for the three months ended September 30, 2019,  June 30, 2019 and September 30, 2018, respectively, and 10.9% and 11.5% for the nine months ended September 30, 2019 and 2018, respectively.

(6)	Basic and diluted net income (loss) per share were calculated using the two-class method.

5 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income

(unaudited and in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Net income (loss)	$6,588	$7,535	$(6,892)	$35,271	$(13,577)
Other comprehensive income (loss):
Foreign currency translation adjustment gain (loss)	(426)	66	—	(360)	—
Increase (decrease) in fair value of derivative contracts	(5,733)	(18,606)	1,429	(34,192)	9,974
Reclassification of other comprehensive income to interest expense	(235)	(471)	(83)	(1,200)	410
Comprehensive income (loss)	194	(11,476)	(5,546)	(481)	(3,193)
Comprehensive (income) loss attributable to noncontrolling interests	(22)	1,291	639	52	368
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$172	$(10,185)	$(4,907)	$(429)	$(2,825)

6 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Summary of Financial Data

(unaudited and in thousands, except operating portfolio statistics data and per share data)

This summary includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business as further described in the Appendix. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information or as an expectation of future performance of the Company’s business. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s current operations and its business. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Summary of Results	2019	2019	2018	2019	2018
Total revenue	$125,255	$119,167	$112,213	$357,111	$338,187
Net income (loss)	$6,588	$7,535	$(6,892)	$35,271	$(13,577)
Net income (loss) attributable to common stockholders	$(408)	$438	$(12,327)	$12,543	$(20,557)
Net income (loss) per basic share	$(0.05)	$(0.03)	$(0.25)	$0.12	$(0.42)
Net income (loss) per diluted share	$(0.05)	$(0.03)	$(0.25)	$0.12	$(0.42)
FFO available to common stockholders & OP unit holders	$40,198	$39,779	$20,642	$116,914	$77,281

Note: All 2019 metrics in the following table, with the exception of Total revenue, include QTS’s pro rata share of results from the unconsolidated joint venture.  Prior period 2018 balances represent results of the Core business only. See the Appendix for a more detailed description of the Core business.

	Three Months Ended			Nine Months Ended
Other Data (including QTS' pro rata share of	September 30,	June 30,	September 30,	September 30,
unconsolidated JV, excl. total revenue)	2019	2019	2018	2019	2018
Total revenue (1)	$125,255	$119,167	$107,513	$357,111	$310,452
MRR (at period end)	$32,979	$32,780	$30,100	$32,979	$30,100
NOI	$77,684	$78,084	$68,811	$231,221	$201,242
NOI as a % of revenue	62.0%	65.5%	64.0%	64.7%	64.8%
Adjusted EBITDA	$63,001	$62,237	$55,040	$184,081	$158,833
Adjusted EBITDA as a % of revenue	50.3%	52.2%	51.2%	51.5%	51.2%
Operating FFO available to common stockholders & OP unit holders	$41,025	$40,818	$35,455	$119,994	$109,217
Operating FFO per diluted share	$0.65	$0.65	$0.61	$1.93	$1.88
Annualized ROIC	11.9%	12.3%	12.0%	12.2%	12.2%

(1)

Excludes QTS’s pro rata share of the unconsolidated joint venture revenue. Total unconsolidated JV revenue at the JV’s 100% share was $2.4 million and $2.7 million for the three months ended September 30, 2019 and June  30, 2019, respectively,  and $5.9 million for the nine months ended September 30, 2019. QTS’s 50% pro rata share of unconsolidated JV revenue was $1.2 million and $1.4 million for the three months ended September 30, 2019 and June  30, 2019, respectively, and $2.9 million for the nine months ended September 30, 2019.

	September 30,	December 31,
Balance Sheet Data (including QTS' pro rata share of unconsolidated JV) (1) (2)	2019	2018
Total indebtedness, net of cash and cash equivalents	$1,390,646	$1,344,915
Indebtedness to last quarter annualized Adjusted EBITDA	5.5x	5.7x
Indebtedness to last quarter annualized Adjusted EBITDA pro forma for the effects of forward equity sales (3)	4.8x	5.7x
Indebtedness to undepreciated real estate assets	43.7%	47.8%
Indebtedness to Implied Enterprise Value	26.7%	34.3%

(1)	All metrics for the applicable periods include QTS’s pro rata share of results from the unconsolidated joint venture.
(2)

The Company has excluded associated debt issuance costs from the Total indebtedness line item for both periods presented. Therefore, the total debt amount, as well as calculations based on the total debt amount, represent the full amount of debt that will be repaid less the amount of cash and cash equivalents on hand.

(3)

Represents the Company’s leverage ratio pro forma for the effects of over $175 million in net proceeds available under forward equity agreements executed through the date of this report, of which approximately 0.9 million shares and $36 million relate to unsettled forward shares remaining on the underwritten equity offering in Q1 2019 and 2.8 million shares and $139 million relate to unsettled forward shares subject to forward sale agreements under the ATM program established in Q2 2019, assuming such proceeds were used to repay a portion of the Company’s outstanding debt. The Company expects to use proceeds from these forward equity agreements to fund future capital expenditures.

7 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Operating Portfolio Statistics	September 30,	December 31,
(including unconsolidated JV at the JV’s 100% share)	2019 (1)	2018
Built out square footage:
Raised floor	1,646,808	1,480,232
Leasable raised floor	1,331,573	1,201,255
Leased raised floor	1,178,464	1,080,355
Data center % occupied	88.5%	89.9%

Total Raw Shell:
Total	6,535,833	6,223,794
Basis-of-design raised floor space (2)	2,888,799	2,730,874

Data center properties	26	25
Basis of design raised floor % developed	57.0%	54.2%

Data center raised floor % owned (3)	96.0%	95.5%

(1)	Represents the Company’s consolidated portfolio in addition to the Company’s unconsolidated joint venture at the JV’s 100% share.
(2)	See definition in Appendix.
(3)

Includes the Santa Clara facility which is subject to a long-term ground lease, includes unconsolidated JV property at the JV's 100% share, and excludes facilities subject to finance lease obligations.  Had the Santa Clara facility been excluded as an owned facility, the owned data center raised floor percentage would be 92.3% and 91.7% at September 30, 2019 and December 31, 2018, respectively.

2019  Guidance

	2019 Guidance		Previous 2019 Guidance
($ in millions except per share amounts)	Low	High	Low	High
Revenue	$470	$480	$461	$475
Adjusted EBITDA	$243.5	$253.5	$243.5	$253.5
Operating FFO per fully diluted share	$2.61	$2.71	$2.61	$2.71

The Company is increasing its 2019 Revenue guidance from a previous range of $461 million - $475 million to a new range of $470 million - $480 million, primarily due to higher than expected power and property tax expense recoveries. Revenue guidance assumes annual rental churn as previously announced of between 3% and 6%. The Company is reaffirming its Adjusted EBITDA guidance range for 2019 of $243.5 million - $253.5 million and reaffirming its Operating FFO per fully diluted share guidance range for 2019 of $2.61 per share to $2.71 per share. As a result of the Company’s continued focus on capital allocation and aligning its investments with a booked-not-billed backlog that is weighted toward second half 2020 commencements, the Company is lowering its 2019 capital expenditures guidance from the previously announced range of $450 million - $500 million to a range of $350 million - $400 million.

The Company’s 2019 guidance includes the effects of the Company’s joint venture, which is reflected as an unconsolidated joint venture on QTS’ reported financial statements. Consistent with GAAP accounting standards, revenue from the unconsolidated joint venture is not included in QTS’ reported GAAP financial statements. Also consistent with GAAP accounting and NAREIT-defined standards, QTS includes its proportionate ownership of EBITDAre and FFO from the joint venture in its reported EBITDAre and FFO results, respectively.

QTS does not provide reconciliations for the non-GAAP financial measures included in its guidance provided above due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for restructuring costs, transaction costs, lease exit costs, asset impairments and loss on disposals and other charges as those amounts are subject to significant variability based on future transactions that are not yet known, the amount of which, based on historical experience, could be significant.

8 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Reconciliations of Return on Invested Capital (ROIC)

(unaudited and in thousands)

Return on Invested Capital (“ROIC”) is a non-GAAP measure that provides additional information to users of the financial statements. Management believes ROIC is a helpful metric for users of the financial statements to gauge the Company's performance of its business against the capital it has invested in the business.

ROIC (including QTS' pro rata share of unconsolidated JV)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018 (1)	2019	2018 (1)
NOI (2) (3)	$77,684	$78,084	$68,811	$231,221	$201,242
Annualized NOI	310,736	312,336	275,244	308,295	268,323
Average undepreciated real estate assets and other net fixed assets placed in service	2,612,180	2,532,440	2,284,210	2,519,579	2,198,999
Annualized ROIC	11.9%	12.3%	12.0%	12.2%	12.2%

(1)	Balances represent results of the Core business only. See the Appendix for a more detailed description of the Core business.
(2)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities.  These allocated charges, with respect to Core operations for the applicable periods,  aggregated to $4.8 million, $4.6 million and $4.6 million for the three months ended September 30, 2019,  June 30, 2019 and September 30, 2018 respectively, and $13.9 million and $13.4 nine months ended September 30, 2019 and 2018, respectively.

(3)	NOI for the applicable periods includes QTS’s pro rata share of NOI from the unconsolidated joint venture.

	As of			As of
Calculation of Average Undepreciated Real Estate	September 30,	June 30,	September 30,	September 30,
Assets and Other Net Fixed Assets Placed in Service	2019	2019	2018 (1)	2019	2018 (1)
Real Estate Assets, net	$2,571,589	$2,527,646	$2,265,923	$2,571,589	$2,265,923
Less: Construction in progress	(843,754)	(856,005)	(731,660)	(843,754)	(731,660)
Plus: Accumulated depreciation	555,562	523,040	451,649	555,562	451,649
Plus: Goodwill	173,843	173,843	173,843	173,843	173,843
Plus: Other fixed assets, net	44,789	40,253	37,858	44,789	37,858
Plus: Acquired intangibles, net (2)	72,455	76,199	83,103	72,455	83,103
Plus: Leasing Commissions, net	42,082	39,987	34,874	42,082	34,874
Plus: Assets placed in service in unconsolidated JV (3)	42,439	40,391	—	42,439	—
Total as of period end	$2,659,005	$2,565,354	$2,315,590	$2,659,005	$2,315,590

Average undepreciated real estate assets and other net fixed assets as of reporting period (4)	$2,612,180	$2,532,440	$2,284,210	$2,519,579	$2,198,999

(1)	Calculated using Core amounts only, which excludes Non-Core product related assets. See the Appendix for a more detailed description of the Core business.
(2)	Net of acquired intangible liabilities and deferred tax liabilities.
(3)

Represents QTS’ basis in the assets in the JV which were $42.4 million as of September 30, 2019 (calculated as the cost basis of the assets contributed for in serviced phases of $86.1 million less the equity contribution of the JV partner and the JV partner’s portion of debt of $43.7 million) and $40.4 million as of June 30, 2019 (calculated as the cost basis of the assets contributed for in serviced phases of $82.0 million less the equity contribution of the JV partner and the JV partner’s portion of debt of $41.6 million).

(4)	Calculated by using average quarterly balance of each account.

9 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Implied Enterprise Value and

Weighted Average Shares

	Shares or	Market Price or	Market
	Equivalents	Liquidation Value as of	capitalization
Implied Enterprise Value as of September 30, 2019:	Outstanding	September 30, 2019	(in thousands)
Class A Common Stock	58,109,737	$51.41	$2,987,422
Class B Common Stock	128,408	51.41	6,601
Total Shares Outstanding	58,238,145
Units of Limited Partnership Interest (1)	6,712,451	51.41	345,087
Options to purchase Class A Common Stock and performance units (2)	645,463	51.41	33,183
Effect of Class A common stock associated with forward equity sale (3)	302,421	51.41	15,547
Fully Diluted Total Shares and Units of Limited Partnership Interest outstanding as of September 30, 2019	65,898,480
Liquidation value of Series A Preferred Stock	4,280,000	25.00	107,000
Liquidation value of Series B Convertible Preferred Stock	3,162,500	100.00	316,250
Total Equity			$3,811,090
Total Indebtedness			1,390,646	(4)
Implied Enterprise Value			$5,201,736

(1)	Includes 44,539 of operating partnership units representing the “in the money” value of Class O LTIP units on an “as if” converted basis as of September 30, 2019.
(2)

Represents options to purchase shares of Class A Common Stock of QTS Realty Trust, Inc. representing the “in the money” value of options on an “as if” converted basis and the value of performance awards on an “as if” converted basis as of September 30, 2019.

(3)	Represents the “in the money” value of the forward equity shares on an “as if” converted basis as of September 30, 2019.
(4)

Excludes all debt issuance costs reflected as a reduction to liabilities at September 30, 2019 representing the full amount of debt that will be repaid, less the amount of cash and cash equivalents on hand. This also includes the Company’s pro rata share of unconsolidated joint venture debt, net of its pro rata share of cash on hand at the joint venture.

The following table presents the weighted average fully diluted shares for the three and nine months ended September 30, 2019:

	Three Months Ended	Nine Months Ended
	September 30, 2019	September 30, 2019
Weighted average shares outstanding - basic	55,528,659	54,500,050
Effect of Class A partnership units (1)	6,667,912	6,670,130
Effect of Class O units on an "as if" converted basis (1)	44,539	43,338
Effect of options to purchase Class A common stock, restricted Class A common stock and performance units on an "as if" converted basis (2)	549,872	465,562
Effect of Class A common stock associated with forward equity sale (3)	654,604	402,151
Weighted average shares outstanding - diluted (4)	63,445,586	62,081,231

(1)	The Class A units and Class O units represent limited partnership interests in the Operating Partnership.
(2)	The average share price for the three and nine months ended September 30, 2019 was $47.19 and $44.64, respectively.
(3)	Represents the weighted average “in the money” value of the forward equity shares on an “as if” converted basis.
(4)	Series B Convertible Preferred stock was not incorporated on an “as if” converted basis as the conversion would have been antidilutive for the period presented.

10 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Data Center Properties

The table below presents an overview of the portfolio of data center properties that the Company owns or leases, referred to herein as our data center properties, based on information as of September 30, 2019.  The table excludes data center development associated with land acquired in Phoenix, AZ, Ashburn, VA and Hillsboro, OR.

			Net Rentable Square Feet (Operating NRSF) (1)
									Available	Basis of	Current
		Gross							Utility	Design	Raised
	Year	Square	Raised	Office &	Supporting		%	Annualized	Power	("BOD")	Floor as a
Properties	Acquired (2)	Feet (3)	Floor (4)	Other (5)	Infrastructure (6)	Total	Occupied	Rent (7)	(MW) (8)	NRSF	% of BOD
Richmond, VA	2010	1,318,353	167,309	51,093	178,854	397,256	52.5%	$30,806,532	110	557,309	30.0%
Atlanta, GA (Metro)	2006	968,695	527,186	36,953	364,815	928,954	97.9%	$108,196,944	72	527,186	100.0%
Irving, TX	2013	698,000	174,160	6,981	179,083	360,224	95.5%	$53,422,051	140	275,701	63.2%
Princeton, NJ	2014	553,930	58,157	2,229	111,405	171,791	100.0%	$10,338,627	22	158,157	36.8%
Chicago, IL	2014	474,979	56,000	1,786	58,182	115,968	93.8%	$16,131,336	24	215,855	25.9%
Ashburn, VA	2017	445,000	38,740	6,096	45,713	90,549	94.4%	$5,955,823	50	178,000	21.8%
Suwanee, GA	2005	369,822	205,608	8,697	107,128	321,433	91.8%	$57,776,887	36	205,608	100.0%
Piscataway, NJ	2016	360,000	98,820	14,311	100,151	213,282	90.2%	$19,034,938	111	176,000	56.1%
Fort Worth, TX	2016	261,836	37,960	14,106	69,466	121,532	93.2%	$4,507,828	50	80,000	47.5%
Santa Clara, CA*	2007	135,322	59,905	944	45,094	105,943	88.8%	$19,090,139	11	80,940	74.0%
Sacramento, CA	2012	92,644	54,595	2,794	23,916	81,305	36.6%	$10,535,137	8	54,595	100.0%
Dulles, VA	2017	87,159	30,545	5,997	32,892	69,434	67.1%	$16,471,481	13	48,270	63.3%
Leased facilities **	2006 & 2015	192,513	63,862	18,650	41,901	124,413	82.7%	$27,369,383	14	84,474	75.6%
Other ***	Misc.	459,549	51,561	49,337	70,636	171,534	82.7%	$11,988,521	97	180,380	28.6%
Consolidated properties		6,417,802	1,624,408	219,974	1,429,236	3,273,618	88.3%	$391,625,627	759	2,822,475	57.6%

Unconsolidated JV Properties - at the JV's 100% Share (9)
Manassas, VA	2018	118,031	22,400	12,663	39,044	74,107	100.0%	$8,235,171	24	66,324	33.8%

Total properties		6,535,833	1,646,808	232,637	1,468,280	3,347,725	88.5%	$399,860,798	783	2,888,799	57.0%

(1)

Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.

(2)	Represents the year a property was acquired or, in the case of a property under lease, the year the Company’s initial lease commenced for the property.
(3)

With respect to the Company’s owned properties, gross square feet represents the entire building area. With respect to leased properties, gross square feet represents that portion of the gross square feet subject to our lease. This includes 383,761 square feet of QTS office and support space, which is not included in operating NRSF.

(4)

Represents management’s estimate of the portion of NRSF of the facility with available power and cooling capacity that is currently leased or readily available to be leased to customers as data center space based on engineering drawings.

(5)	Represents the operating NRSF of the facility other than data center space (typically office and storage space) that is currently leased or available to be leased.
(6)	Represents required data center support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(7)

The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements

(8)	Represents installed utility power and transformation capacity that is available for use by the facility as of September 30, 2019.
(9)	Represents the Company’s unconsolidated joint venture at the JV’s 100% share. QTS’s pro rata share of the JV is 50%.

*        Subject to long-term ground lease.

**      Includes 9 facilities. All facilities are leased, including those subject to finance leases.

***    Consists of Miami, FL; Lenexa, KS; Overland Park, KS; Eemshaven, Netherlands and Groningen, Netherlands facilities.

11 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Development Costs Summary

(in millions, except NRSF data)

During the third quarter of 2019, the Company brought online approximately 11 megawatts of gross power and approximately 68,000 net rentable square feet (“NRSF”) of raised floor and customer specific capital at its Atlanta-Metro, Ashburn and Fort Worth facilities at an aggregate cost of approximately $66.9 million.

For the nine months ended September 30, 2019, the Company brought online approximately 20 megawatts of gross power and approximately 115,000 NRSF of raised floor and customer specific capital at its Atlanta-Metro, Ashburn, Fort Worth, Chicago and Santa Clara facilities at an aggregate cost of approximately $128.0 million.

The under construction table below summarizes the Company’s outlook for development projects which it expects to complete by December 31, 2019 (in millions).

	Under Construction Costs (1)
		Estimated Cost to		Expected
Properties	Actual (2)	Completion (3)	Total	Completion date
Ashburn, VA	$30	$2	$32	Q4 2019
Irving, TX	31	1	32	Q4 2019
Chicago, IL	18	1	19	Q4 2019
Santa Clara, CA	5	3	8	Q4 2019
Piscataway, NJ	4	1	5	Q4 2019
Totals	$88	$8	$96

(1)

In addition to projects currently under construction, the Company’s near-term development projects are expected to be delivered in a modular manner, and the Company currently expects to invest additional capital to complete these near term projects. The ultimate timing and completion of, and the commitment of capital to, the Company’s future development projects are within the Company’s discretion and will depend upon a variety of factors, including the actual contracts executed, availability of financing and the Company’s estimation of the future market for data center space in each particular market.

(2)

Represents actual costs under construction through September 30, 2019. In addition to the $88 million of construction costs incurred through September 30, 2019 for development expected to be completed by December 31, 2019, as of September 30, 2019 the Company had incurred $756 million of additional costs (including acquisition costs and other capitalized costs) for other development projects that are expected to be completed after December 31, 2019.

(3)

Represents management’s estimate of the additional costs required to complete the current NRSF under development. There may be an increase in costs if customers’ requirements exceed the Company’s current basis of design.

12 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Development Summary

(in millions, except NRSF data)

The following development table presents an overview of the Company’s development pipeline, based on information as of September 30, 2019. This table shows the Company’s ability to increase its raised floor of 1.6 million square feet as of September 30, 2019 to 2.9 million square feet, exclusive of incremental development capacity on adjacent land holdings.

	Raised Floor NRSF
	Overview as of September 30, 2019
	Current				Approximate
	NRSF in	Under	Future	Basis of	Adjacent Acreage
Properties	Service	Construction (1)	Available (2)	Design NRSF	of Land (3)
Richmond, VA	167,309	—	390,000	557,309	111.1
Atlanta, GA (Metro)	527,186	—	—	527,186	75.5
Irving, TX	174,160	19,400	82,141	275,701	29.4
Princeton, NJ	58,157	—	100,000	158,157	65.0
Chicago, IL	56,000	10,000	149,855	215,855	23.0
Ashburn, VA	38,740	14,230	125,030	178,000	62.9
Suwanee, GA	205,608	—	—	205,608	15.4
Piscataway, NJ	98,820	5,000	72,180	176,000	—
Fort Worth, TX	37,960	—	42,040	80,000	26.5
Santa Clara, CA	59,905	—	21,035	80,940	—
Sacramento, CA	54,595	—	—	54,595	—
Dulles, VA	30,545	—	17,725	48,270	—
Leased facilities (4)	63,862	—	20,612	84,474	—
Phoenix, AZ	—	—	—	—	84.2
Hillsboro, OR	—	—	—	—	92.0
Manassas, VA	—	—	—	—	87.1
Other (5)	51,561	—	128,819	180,380	—
Totals as of September 30, 2019	1,624,408	48,630	1,149,437	2,822,475	672.1

Unconsolidated JV Properties - at the JV's 100% Share (6)
Manassas, VA	22,400	—	43,924	66,324	—

Totals as of September 30, 2019	1,646,808	48,630	1,193,361	2,888,799	672.1

(1)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use on or before December 31, 2019.
(2)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use after December 31, 2019.
(3)

The total cost basis of adjacent land, which is land available for the future development, is approximately $254.8 million, of which $222.6 million is included in Construction in Progress on the consolidated balance sheet. The Basis of Design NRSF does not include any build-out on the available land.

(4)	Includes 9 facilities. All facilities are leased, including those subject to finance leases.
(5)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; Eemshaven, Netherlands and Groningen, Netherlands facilities.
(6)	Represents the Company’s unconsolidated joint venture at the JV’s 100% share. QTS’s pro rata share of the JV is 50%.

13 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

NOI by Facility and Capital Expenditure Summary

(unaudited and in thousands)

The Company calculates net operating income, or NOI, as net income (loss), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write-off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate.

The breakdown of NOI by facility is shown below:

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018 (1)	September 30, 2019	September 30, 2018 (1)
Breakdown of NOI by facility:
Atlanta-Metro data center	$23,967	$23,468	$21,283	$71,102	$62,780
Atlanta-Suwanee data center	11,852	12,186	11,631	35,835	34,649
Richmond data center	8,195	9,700	7,802	26,674	22,242
Irving data center	11,250	11,364	10,700	34,034	31,454
Dulles data center	2,890	2,830	3,075	8,652	7,507
Leased data centers (2)	2,273	2,084	1,756	6,908	4,638
Santa Clara data center	1,640	2,133	1,770	5,454	5,982
Piscataway data center	3,139	3,483	2,945	10,077	8,947
Princeton data center	2,481	2,473	2,441	7,428	7,268
Sacramento data center	1,535	1,447	1,875	4,657	5,609
Chicago data center	3,410	3,064	2,224	9,215	6,557
Ashburn data center	1,454	535	427	2,306	690
Fort Worth data center	1,115	761	283	2,141	734
Other facilities (3)	1,611	1,714	599	4,790	2,185
NOI from consolidated operations (4)	$76,812	$77,242	$68,811	$229,273	$201,242
Pro rata share of NOI from unconsolidated entity (5)	872	842	—	1,948	—
Total NOI	$77,684	$78,084	$68,811	$231,221	$201,242

(1)	Represents results of the Core business only, which excludes Non-Core product related assets. See the Appendix for a more detailed description of the Core business.
(2)	Includes 9 facilities. All facilities are leased, including those subject to finance leases.
(3)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Groningen, Netherlands facilities. In addition, includes management fees and development fees received from the unconsolidated joint venture.
(4)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities. These allocated charges, with respect to Core operations for the applicable periods, aggregated to $4.8 million, $4.6 million and $4.6 million for the three months ended September 30, 2019,  June 30, 2019 and September 30, 2018, respectively, and $13.9 and $13.4 for the nine months ended September 30, 2019 and 2018, respectively.

(5)	QTS’s pro rata share of the JV is 50%.

Our cash paid for capital expenditures is summarized as follows:

	Capital Expenditures
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Development (1)	$39,043	$62,588	$112,479	$175,039	$313,651
Acquisitions	22,362	46,155	12,330	68,517	36,956
Maintenance capital expenditures	381	2,233	1,660	3,323	5,202
Other capital expenditures (2)	24,484	32,609	19,230	75,952	63,368
Total capital expenditures	$86,270	$143,585	$145,699	$322,831	$419,177

(1)

Includes QTS’ pro rata share of capital expenditures associated with the unconsolidated joint venture. Total capital expenditures at the joint venture were approximately $4 million ($2 million our pro rata share) for the three months ended September 30, 2019, less the equity contribution of the JV partner and the JV partners’ portion of debt of $2 million. Total capital expenditures at the joint venture were approximately $9 million ($4 million our pro rata share) for the three months ended June 30, 2019, less the equity contribution of the JV partner and the JV partners’ portion of debt of $5 million. Total capital expenditures at the joint venture were approximately $38 million ($18 million our pro rata share) for the nine months ended September 30, 2019, less the equity contribution of the JV partner and the JV partners’ portion of debt of $20 million.

(2)

Represents capital expenditures for capitalized interest, commissions, personal property, overhead costs and corporate fixed assets. Corporate fixed assets primarily relate to construction of corporate offices, leasehold improvements and product related assets.

14 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Leasing Statistics – Signed Leases

Incremental Annualized Rent, Net of Downgrades reflects net incremental MRR signed during the period for purposes of tracking incremental revenue contribution. The amounts below include renewals when there was a change in square footage rented, but exclude renewals where square footage remained consistent before and after renewal. (See renewal table on page 16 for such renewals). The amounts below include results of the consolidated business  as well as QTS’ 50% pro rata share of the leasing activity attributable to the JV.

During the third quarter of 2019, the Company entered into  444 new and modified leases aggregating to $17.4 million of incremental annualized rent. The Company’s third quarter leasing performance was driven by a strong acceleration in its hyperscale product offering combined with continued steady hybrid colocation demand. Included within QTS’ third quarter 2019 leasing results is a 4.5 megawatt downgrade from a hyperscale customer in QTS’ Richmond mega data center. However, this strategic customer executed an additional 12 megawatt expansion in QTS’ Atlanta-Metro campus. The 12 megawatt lease in Atlanta-Metro was signed subsequent to the end of the third quarter 2019 and is not included in QTS’ third quarter 2019 new and modified leasing results. Excluding the effect of this 4.5 megawatt downgrade, QTS’ third quarter new and modified leasing would have been in excess of $22 million of incremental annualized rent. The pricing on new and modified leases signed varies quarter to quarter based on the mix of deals leased, as hyperscale and hybrid colocation vary on a rate per square foot basis. Annualized rent per leased square foot is computed using the total rent associated with all new and modified leases for the respective periods.

				Incremental
			Annualized	Annualized
		Number of	rent per	Rent, Net of
	Period	Leases	leased sq ft	Downgrades (1)
New/modified leases signed (2)	Q3 2019	444	$404	$17,385,468
	P4QA*	421	508	15,324,633
	Q2 2019	404	544	19,624,574
	Q1 2019	520	477	11,304,724
	Q4 2018	362	434	12,225,797
	Q3 2018	398	564	18,143,436

*	Average of prior 4 quarters
(1)	Amounts include incremental MRR only, net of downgrades.
(2)	All statistics for the periods ending on or prior to December 31, 2018 include leases of Core products only. See the Appendix for a more detailed description of the Core business.

NOTE: Figures above do not include cost recoveries.

The following table outlines the booked-not-billed (“BNB”) balance as of September 30, 2019 and how it is expected to affect revenue in 2019 and subsequent years based on the current terms of the applicable contracts.

Note: The following table includes QTS’ 50% pro rata share of BNB revenue from the unconsolidated joint venture.

Booked-not-billed ("BNB") (1)	2019	2020	Thereafter	Total
MRR	$1,369,502	$2,093,345	$3,184,666	$6,647,513
Incremental revenue (2)	2,852,497	14,497,170	38,215,992
Annualized revenue (3) (4)	16,434,024	25,120,140	38,215,992	79,770,156

(1)

Includes the Company’s consolidated booked-not-billed balance in addition to booked-not-billed revenue associated with the unconsolidated JV at QTS’s pro rata share of the booked-not-billed revenue. Of the $79.8 million annualized BNB revenue, approximately $1.8 million related to QTS’s pro rata share.

(2)	Incremental revenue represents the expected amount of recognized MRR for the business in the period based on when the booked-not-billed leases commence throughout the period.
(3)

Annualized revenue represents the booked-not-billed MRR multiplied by 12, demonstrating how much recognized MRR might have been recognized if the booked-not-billed leases commencing in the period were in place for an entire year.

(4)

As of September 30, 2019,  incremental annualized monthly recurring revenue from leases that have been signed for which the Company had not started revenue recognition, including straight-line, was $48.2 million, of which $11.4 million was attributable to 2019, $28.2 million was attributable to 2020, and $8.6 million was attributable to years thereafter.

The Company estimates the remaining cost to provide the space, power, connectivity and other services to the customer contracts which had not billed as of September 30, 2019 to be approximately $140 million. This estimate generally includes customers with newly contracted space of more than 3,300 square feet of raised floor space. The space, power, connectivity and other services provided to customers that contract for smaller amounts of space is generally provided by existing space which was previously developed.

15 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Leasing Statistics – Renewed Leases and Rental Churn

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended renewal rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased as hyperscale and hybrid colocation vary on a rate per square foot basis.

Consistent with the Company’s strategy and business model, the renewal rates below reflect total MRR per square foot including all subscribed services. For comparability, the Company includes only those customers that have maintained consistent space footprints in the computations below. All customers with space changes are incorporated into new/modified leasing statistics and rates. The amounts below include results of the consolidated business  as well as QTS’ 50% pro rata share of the renewal leasing activity attributable to the JV.

The overall blended rate for renewals signed in the third quarter of 2019 was 2.0% higher than the rates for those customers immediately prior to renewal, which is consistent with the Company’s expectation that renewal rates will generally increase in the low to mid-single digits.

Rental Churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 1.1% for the third quarter of 2019.  Rental Churn was 3.4% for the nine months ended September 30, 2019.

			Annualized
		Number of	rent per	Annualized	Rent
	Period	renewed leases	leased sq ft	Rent	Change (1)
Renewed Leases (2)	Q3 2019	88	$541	$25,862,052	2.0%
	P4QA*	88	530	12,880,567	(0.7)%
	Q2 2019	109	732	13,938,384	1.2%
	Q1 2019	88	988	11,456,028	1.6%
	Q4 2018	84	292	14,811,940	(6.0)%	**
	Q3 2018	72	717	11,315,916	2.1%

*       Average of prior 4 quarters

**     The decline in the renewal rate of 6.0% was largely due to three customers that signed commitments to significantly expand their respective footprints elsewhere in QTS’ footprint in addition to slight changes in their product mix, the net of which increased QTS’ MRR from these customers by 18%. If the lease renewals from these three customers were excluded from the renewal base, QTS’ renewal rates on a per square foot basis would have represented a 2.3% increase relative to the pre-renewal rate.

(1)	Calculated as the percentage change of the rent per square foot immediately before renewal when compared to the rent per square foot immediately after renewal.
(2)	All statistics for the periods ending on or prior to December 31, 2018 include leases of Core products only. See the Appendix for a more detailed description of the Core business.

16 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Lease Expirations

Hyperscale leases are typically 5-10 years with the majority of hyperscale lease expirations occurring in 2022 and beyond. Hybrid colocation leases are typically 3 years in duration, with the majority of hybrid colocation lease expirations occurring between 2019 and 2021. The following table sets forth a summary schedule of the lease expirations as of September 30, 2019. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights are exercised.

Note: The table below includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’s pro rata share of the JV is 50%. In addition, the table below has been calculated pro forma for the effects of two hyperscale anchor tenants’ lease renewals that were signed but not yet commenced as of September 30, 2019. As such, the annualized rent does not reconcile to reported annualized MRR in other sections of this document.

							Hybrid
		Total Raised				Hyperscale as	Colocation as
	Number of	Floor of	% of Portfolio		% of Portfolio	% of Portfolio	% of Portfolio
Year of Lease	Leases	Expiring	Leased Raised	Annualized	Annualized	Annualized	Annualized
Expiration	Expiring (1)	Leases	Floor	Rent (2)	Rent	Rent	Rent
Month-to-Month (3)	402	8,005	1%	$8,871,031	2%	—%	2%
2019	592	28,355	2%	34,931,549	9%	—%	9%
2020	1,639	171,403	15%	88,674,041	22%	1%	21%
2021	1,052	230,238	20%	75,136,681	19%	5%	14%
2022	711	315,662	27%	91,028,016	23%	12%	11%
2023	203	137,431	12%	43,570,508	11%	4%	7%
After 2023	216	276,521	23%	56,600,846	14%	11%	3%
Portfolio Total	4,815	1,167,615	100%	$398,812,672	100%	33%	67%

(1)	Represents each agreement with a customer signed as of September 30, 2019 for which billing has commenced; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)

The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments.

(3)	Consists of customer leases whose original contract terms ended and have continued on a month-to-month basis.

17 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Largest Customers

As of September 30, 2019, the Company’s portfolio was leased to over 1,100 customers comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. The following table sets forth information regarding the ten largest customers in the portfolio based on annualized rent as of September 30, 2019 (does not include rents or maturities associated with booked-not-billed customers or ramps for existing customers which have not yet commenced billing).

Note: The table below includes the Company’s pro rata share of leases associated with the unconsolidated joint venture.  QTS’s pro rata share of the JV is 50%. In addition, the largest customers table below has been calculated pro forma for the effects of two existing hyperscale anchor tenants’ leases that were signed in 2018 but not yet commenced as of September 30, 2019.

				Weighted
				Average
			% of Portfolio	Remaining
	Number of	Annualized	Annualized	Lease Term
Principal Customer Industry	Locations	Rent (1)	Rent	(Months) (2)
Content & Digital Media	1	$41,169,157	10.3%	35
Cloud & IT Services	4	23,264,036	5.8%	66
Cloud & IT Services	1	18,801,601	4.7%	30
Content & Digital Media	3	15,177,600	3.8%	33
Cloud & IT Services	4	13,715,027	3.4%	53
Cloud & IT Services	4	7,547,448	1.9%	21
Cloud & IT Services	1	7,505,622	1.9%	47
Government & Security	1	6,807,642	1.7%	42
Financial Services	1	4,952,232	1.2%	58
Financial Services	2	4,915,893	1.4%	42
Total / Weighted Average		$143,856,258	36.1%	42

(1)

Annualized rent is presented for leases commenced as of September 30, 2019. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

(2)	Weighted average based on customer’s percentage of total annualized rent expiring and is as of September 30, 2019.

18 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Product &  Industry Diversification

The following table sets forth information relating to the distribution of leases at the properties, by type of product offering, as of September 30, 2019:

	September 30, 2019		December 31, 2018
	Annualized Rent (1)	% of Portfolio	Annualized Rent (2)	% of Portfolio
Hyperscale	$126,884,714	32%	$126,996,225	34%
Hybrid Colocation	$268,858,500	68%	$246,693,987	66%
Portfolio Total	$395,743,214	100%	$373,690,212	100%

(1)	Includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’s pro rata share of the JV is 50%
(2)	There was no Non-Core MRR as of December 31, 2018, therefore amounts represent consolidated results.

The following table sets forth information relating to the industry segmentation of customers as of September 30, 2019:

As of September 30, 2019
Industry Segmentation - % Contracted MRR

Financial Services
14.9%
Government & Security
5.4%
Network
7.5%
Health Care
7.0%
Retail
5.6%
Other
8.6%
Content & Digital Media
19.2%
Cloud & IT Services
31.9%
Portfolio Total - $395,743,214 (1)

(1)	Includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’s pro rata share of the JV is 50%.

The following table sets forth information relating to the industry segmentation of customers as of December 31, 2018:

As of December 31, 2018
Industry Segmentation - % Contracted MRR

Financial Services
15.0%
Government & Security
5.8%
Portfolio Total - $373,690,212 (1)
Network
7.6%
Health Care
6.8%
Retail
5.4%
Other
8.6%
Content & Digital Media
21.8%
Cloud & IT Services
29.0%

(1)	There was no Non-Core MRR as of December 31, 2018, therefore amounts represent consolidated results.

19 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Debt Summary and Debt Maturities

(unaudited and in thousands)

The following tables set forth a summary of the Company’s debt instruments:

Note: All 2019 metrics in the following tables include the pro forma effects of an amendment to the Company’s unsecured credit facility executed in October 2019.  The amendment increased the total potential borrowings, extended maturity dates, lowered interest rates, and provided for an additional term loan under the agreement.

	Weighted Average
	Coupon Interest Rate at	Maturities at	Outstanding Balance as of:
	September 30, 2019 (1)	September 30, 2019	September 30, 2019	December 31, 2018
Unsecured Credit Facility (2)
Revolving Credit Facility	2.88%	December 17, 2023	$224,149	$252,000
Term Loan I	3.29%	December 17, 2024	225,000	350,000
Term Loan II	3.33%	April 27, 2025	225,000	350,000
Term Loan III	3.54%	October 18, 2026	250,000	—
Senior Notes (3)	4.75%	November 15, 2025	400,000	400,000
Lenexa Mortgage	4.10%	May 1, 2022	1,758	1,801
Finance Leases	4.35%	2021 - 2038	45,753	2,873
Total consolidated debt	3.74%		1,371,660	1,356,674

QTS’s Pro Rata Share of Unconsolidated JV Debt (4)	4.47%	February 22, 2023	34,067	—
Total consolidated and unconsolidated debt			$1,405,727	$1,356,674

(1)	The coupon interest rates associated with Term Loan I, Term Loan II and debt at the unconsolidated JV level incorporate the effects of interest rate swaps in effect as of September 30, 2019.
(2)	Balances exclude debt issuance costs reflected as offsets to liabilities aggregating $5.5 million and $6.3 million as of September 30, 2019 and December 31, 2018, respectively.
(3)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $4.6 million and $5.2 million as of September 30, 2019 and December 31, 2018, respectively.
(4)	Balance excludes QTS’ pro rata share of debt issuance costs reflected as offsets to liabilities aggregating $1.2 million at September 30, 2019.

	Outstanding Balance as of:	% of	Outstanding Balance as of:	% of
	September 30, 2019 (1)	total	December 31, 2018 (1)	total
Fixed Rate Debt	$1,081,578	76.9%	$1,004,674	74.1%
Floating Rate Debt	324,149	23.1%	352,000	25.9%
	$1,405,727	100.0%	$1,356,674	100.0%

(1)

Includes all debt that is currently at a fixed rate and pro forma for an additional $200 million of debt that was swapped to a fixed rate that will become effective January 2, 2020. In addition, the calculation for the current period includes the effects of $67.9 million of debt at the joint venture (of which $34.0 million is our share) that is swapped to a fixed rate.

Scheduled debt maturities as of September 30, 2019:

Debt instruments	2019	2020	2021	2022	2023	Thereafter	Total
Unsecured Credit Facility (1)	$—	$—	$—	$—	$224,149	$700,000	$924,149
Senior Notes (2)	—	—	—	—	—	400,000	400,000
Lenexa Mortgage	16	70	73	1,599	—	—	1,758
Finance Leases	613	2,579	2,712	2,958	3,229	33,662	45,753
Total consolidated debt	629	2,649	2,785	4,557	227,378	1,133,662	1,371,660

QTS’s Pro Rata Share of Unconsolidated JV Debt	1	4	4	4	33,954	100	34,067
Total consolidated and unconsolidated debt	$630	$2,653	$2,789	$4,561	$261,332	$1,133,762	$1,405,727

(1)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $5.5 million as of September 30, 2019.
(2)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $4.6 million as of September 30, 2019.

20 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Interest Summary

(unaudited and in thousands)

A summary of the Company’s interest expense is as follows:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Interest expense and fees	$14,409	$13,856	$12,114	$42,246	$37,886
Amortization of deferred financing costs and bond discount	978	979	959	2,935	2,882
Capitalized interest (1)	(8,663)	(8,376)	(6,687)	(24,852)	(18,069)
Total consolidated interest expense	6,724	6,459	6,386	$20,329	$22,699

QTS’s pro rata share of unconsolidated JV interest expense	478	539	—	1,190	—
Total consolidated and unconsolidated interest expense	$7,202	$6,998	$6,386	$21,519	$22,699

(1)	The weighted average interest rate for the three months ended September 30, 2019, June 30, 2019, and September 30, 2018 was 4.27%, 4.31%, and 4.53%, respectively.

21 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Appendix

Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of the Company’s performance: (1) Revenue; (2) FFO, Operating FFO and Adjusted Operating FFO;  (3) MRR and Recognized MRR; (4) NOI; and (5) EBITDAre and Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss and cash flows from operating activities as a measure of the Company’s operating performance. Revenue, FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA, as calculated by us may not be comparable to FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA as reported by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us.

Definitions

Booked-not-billed (“BNB”). The Company defines booked-not-billed as customer leases that have been signed, but for which lease payments have not yet commenced.

Core. The Core business consists primarily of the Company’s hyperscale and hybrid colocation business, along with technology and services revenue from the Company’s cloud and managed services business that supports hyperscale and hybrid colocation customers. Core financial measures and operating statistics represent the financial results or operating statistics, as applicable, of the Company’s Core business. The Company disposed of its “Non-Core” business (i.e., business other than the Core business) over the course of 2018, ending in the fourth quarter of 2018, following the Company’s announcement of its strategic growth plan in the first quarter of 2018.

Leasable raised floor. The Company defines leasable raised floor as the amount of raised floor square footage that the Company has leased plus the available capacity of raised floor square footage that is in a leasable format as of a particular date and according to a particular product configuration. The amount of leasable raised floor may change even without completion of new development projects due to changes in the Company’s configuration of product space.

Non-Core. Non-Core represents the portion of the Company’s business that the Company exited in accordance with its strategic growth plan announced in the first quarter of 2018 and completed in the fourth quarter of 2018. The Non-Core business consisted of certain products and services within the Company’s cloud and managed services business, primarily managed hosting, as well as colocation revenue attached to certain customers in the managed services business. Non-Core financial measures and operating statistics represent the financial results or operating statistics, as applicable, of the Company’s Non-Core business for the applicable period.

Basis-of-design floor space. The Company defines basis-of-design floor space as the total data center raised floor potential of its existing data center facilities.

Operating NRSF. Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for development or space used for the Company’s own office space.

The Company. Refers to QTS Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including QualityTech, LP (the “Operating Partnership” or “OP”).

22 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

FFO, Operating FFO, and Adjusted Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciable real estate related to its primary business, impairment write-downs of depreciable real estate related to its primary business, real estate-related depreciation and amortization and similar adjustments for unconsolidated entities. To the extent the Company incurs gains or losses from the sale of assets that are incidental to its primary business, or incurs impairment write-downs associated with assets that are incidental to its primary business, it includes such charges in its calculation of FFO. The Company’s management uses FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating funds from operations (“Operating FFO”). Operating FFO is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent they calculate Operating FFO on a comparable basis, between REITs.

Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non-real estate depreciation and amortization, straight line rent adjustments, income taxes, non-cash compensation and similar adjustments for unconsolidated entities.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

For periods in 2018, Core Operating FFO and Adjusted Core Operating FFO represent Operating FFO and Adjusted Operating FFO of the Company’s Core business, respectively, and are used as supplemental performance measures because they reflect results of the portion of the business the Company retained following completion of the strategic growth plan.

23 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

A reconciliation of net income (loss) to FFO, Operating FFO and Adjusted Operating FFO is presented below (unaudited and in thousands):

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
	Total	Total	Core	Non-Core	Total
FFO
Net income (loss)	$6,588	$7,535	$7,576	$(14,468)	$(6,892)
Equity in net (income) loss of unconsolidated entity	317	401	—	—	—
Real estate depreciation and amortization	39,969	38,544	34,023	556	34,579
Pro rata share of FFO from unconsolidated entity	369	344	—	—	—
FFO (1)	47,243	46,824	41,599	(13,912)	27,687
Preferred stock dividends	(7,045)	(7,045)	(7,045)	—	(7,045)
FFO available to common stockholders & OP unit holders	40,198	39,779	34,554	(13,912)	20,642

Restructuring costs	—	—	—	13,737	13,737
Transaction and integration costs	827	1,039	901	—	901
Tax benefit associated with restructuring, transaction and integration costs	—	—	—	(571)	(571)
Operating FFO available to common stockholders & OP unit holders*	41,025	40,818	35,455	(746)	34,709

Maintenance Capex	(381)	(2,233)	(1,660)	—	(1,660)
Leasing commissions paid	(7,302)	(6,528)	(5,212)	(249)	(5,461)
Amortization of deferred financing costs and bond discount	978	979	959	—	959
Non real estate depreciation and amortization	2,906	2,937	2,670	650	3,320
Straight line rent revenue and expense and other	(2,278)	(979)	(1,013)	(54)	(1,067)
Tax expense (benefit) from operating results	369	199	(409)	—	(409)
Equity-based compensation expense	4,456	4,296	3,961	—	3,961
Adjustments for unconsolidated entity	63	(42)	—	—	—
Adjusted Operating FFO available to common stockholders & OP unit holders*	$39,836	$39,447	$34,751	$(399)	$34,352

(1)

FFO for the three months ended September 30, 2018 includes $7.4 million of impairment losses related to certain non-real estate product related assets that were considered incidental to our primary business and were included in the “Restructuring” line item of the consolidated statement of operations. No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended September 30, 2019  and June 30, 2019, respectively.

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

24 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

	Nine Months Ended
	September 30, 2019	September 30, 2018
	Total	Core	Non-Core	Total
FFO
Net income (loss)	$35,271	$18,056	$(31,633)	$(13,577)
Equity in net (income) loss of unconsolidated entity	992	—	—	—
Real estate depreciation and amortization	114,440	98,308	2,171	100,479
Gain on sale of real estate, net	(13,408)	—	—	—
Pro rata share of FFO from unconsolidated entity	754	—	—	—
FFO (1)	138,049	116,364	(29,462)	86,902
Preferred stock dividends	(21,135)	(9,621)	—	(9,621)
FFO available to common stockholders & OP unit holders	116,914	106,743	(29,462)	77,281

Restructuring costs	—	—	33,697	33,697
Transaction and integration costs	3,080	2,474	—	2,474
Tax benefit associated with restructuring, transaction and integration costs	—	—	(2,247)	(2,247)
Operating FFO available to common stockholders & OP unit holders*	119,994	109,217	1,988	111,205

Maintenance Capex	(3,323)	(5,202)	—	(5,202)
Leasing commissions paid	(20,345)	(18,651)	(391)	(19,042)
Amortization of deferred financing costs and bond discount	2,935	2,882	—	2,882
Non real estate depreciation and amortization	8,704	6,958	4,195	11,153
Straight line rent revenue and expense and other	(4,679)	(4,822)	4	(4,818)
Tax expense (benefit) from operating results	779	(998)	—	(998)
Equity-based compensation expense	12,052	11,441	—	11,441
Adjustments for unconsolidated entity	43	—	—	—
Adjusted Operating FFO available to common stockholders & OP unit holders*	$116,160	$100,825	$5,796	$106,621

(1)

FFO for the nine months ended September 30, 2018 includes $14.5 million of impairment losses related to certain non-real estate product related assets that were considered incidental to our primary business and were included in the “Restructuring” line item of the consolidated statement of operations. No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the nine months ended September 30, 2019.

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

25 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Monthly Recurring Revenue (MRR) and Recognized MRR

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR is also calculated to include the Company’s pro rata share of monthly contractual revenue under signed leases as of a particular date associated with unconsolidated entities, which includes revenue from the unconsolidated entity’s rental and managed services activities, but excludes the unconsolidated entity’s customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR reflects the annualized cash rental payments. It does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases and customer leases attributable to the Company’s business. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

For periods in 2018, Core Recognized MRR and MRR are used as supplemental performance measures because they reflect results of the portion of the business the Company retained following completion of the strategic growth plan.

A reconciliation of total revenues to recognized MRR in the period and MRR at period-end on a consolidated, Core and non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
	Total	Total	Core	Non-Core	Total
Recognized MRR in the period
Total period revenues (GAAP basis)	$125,255	$119,167	$107,513	$4,700	$112,213
Less: Total period variable lease revenue from recoveries	(17,563)	(12,672)	(11,800)	—	(11,800)
Total period deferred setup fees	(4,041)	(3,822)	(3,174)	(101)	(3,275)
Total period straight line rent and other	(4,768)	(5,485)	(1,701)	(2,171)	(3,872)
Recognized MRR in the period	98,883	97,188	90,838	2,428	93,266

MRR at period end
Total period revenues (GAAP basis)	$125,255	$119,167	$107,513	$4,700	$112,213
Less: Total revenues excluding last month	(81,114)	(77,863)	(71,443)	(4,416)	(75,859)
Total revenues for last month of period	44,141	41,304	36,070	284	36,354
Less: Last month variable lease revenue from recoveries	(6,369)	(4,222)	(3,896)	—	(3,896)
Last month deferred setup fees	(1,684)	(1,322)	(1,095)	—	(1,095)
Last month straight line rent and other	(3,452)	(3,323)	(979)	356	(623)
Add: Pro rata share of MRR at period end of unconsolidated entity	343	343	—	—	—
MRR at period end	$32,979	$32,780	$30,100	$640	$30,740

26 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

	Nine Months Ended
	September 30, 2019	September 30, 2018
	Total	Core	Non-Core	Total
Recognized MRR in the period
Total period revenues (GAAP basis)	$357,111	$310,452	$27,735	$338,187
Less: Total period variable lease revenue from recoveries	(41,028)	(33,757)	—	(33,757)
Total period deferred setup fees	(11,095)	(9,135)	(236)	(9,371)
Total period straight line rent and other	(14,195)	(7,622)	(5,027)	(12,649)
Recognized MRR in the period	290,793	259,938	22,472	282,410

MRR at period end
Total period revenues (GAAP basis)	$357,111	$310,452	$27,735	$338,187
Less: Total revenues excluding last month	(312,970)	(274,382)	(27,451)	(301,833)
Total revenues for last month of period	44,141	36,070	284	36,354
Less: Last month variable lease revenue from recoveries	(6,369)	(3,896)	—	(3,896)
Last month deferred setup fees	(1,684)	(1,095)	—	(1,095)
Last month straight line rent and other	(3,452)	(979)	356	(623)
Add: Pro rata share of MRR at period end of unconsolidated entity	343	—	—	—
MRR at period end	$32,979	$30,100	$640	$30,740

27 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA,

The Company calculates EBITDAre in accordance with (“NAREIT”). EBITDAre represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciated property, income tax expense (or benefit), interest expense, depreciation and amortization, impairments of depreciated property and unconsolidated entities, and similar adjustments for unconsolidated entities. The Company’s management uses EBITDAre as a supplemental performance measure because it provides performance measures that, when compared year over year, captures the performance of the Company’s operations by removing the impact of capital structure (primarily interest expense) and asset base charges (primarily depreciation and amortization) from its operating results.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of EBITDAre, which the Company refers to as Adjusted EBITDA. The Company generally calculates Adjusted EBITDA excluding certain non-routine charges, write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, restructuring costs, and transaction and integration costs, as well as the Company’s pro-rata share of each of those respective expenses associated with the unconsolidated entity aggregated into one line item categorized as “Adjustments for the unconsolidated entity.” In addition, the Company calculates Adjusted EBITDA excluding certain non-cash recurring costs such as equity-based compensation. The Company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Adjusted EBITDA on a comparable basis, between REITs.

Management uses EBITDAre and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDAre or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDAre and Adjusted EBITDA may not be comparable to others. EBITDAre and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

For periods in 2018, Core EBITDAre and Adjusted EBITDAre are used as supplemental performance measures because they reflect results of the portion of the business of the Company retained following completion of the strategic growth plan.

A reconciliation of net income (loss) to EBITDAre and Adjusted EBITDA on a consolidated, Core and non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
	Total	Total	Core	Non-Core	Total
EBITDAre and Adjusted EBITDA
Net income (loss)	$6,588	$7,535	$7,576	$(14,468)	$(6,892)
Equity in net (income) loss of unconsolidated entity	317	401	—	—	—
Interest income	(22)	(36)	(66)	—	(66)
Interest expense	6,724	6,459	6,384	2	6,386
Tax expense (benefit) of taxable REIT subsidiaries	369	199	(409)	(571)	(980)
Depreciation and amortization	42,875	41,481	36,693	1,206	37,899
Loss on disposition of depreciated property and impairment write-downs of depreciated property	—	—	—	7,409	7,409
Pro rata share of EBITDAre from unconsolidated entity	867	863	—	—	—
EBITDAre	$57,718	$56,902	$50,178	$(6,422)	$43,756

Equity-based compensation expense	4,456	4,296	3,961	—	3,961
Restructuring costs	—	—	—	6,328	6,328
Transaction and integration costs	827	1,039	901	—	901
Adjusted EBITDA	$63,001	$62,237	$55,040	$(94)	$54,946

28 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

	Nine Months Ended
	September 30, 2019	September 30, 2018
	Total	Core	Non-Core	Total
EBITDAre and Adjusted EBITDA
Net income (loss)	$35,271	$18,056	$(31,633)	$(13,577)
Equity in net (income) loss of unconsolidated entity	992	—	—	—
Interest income	(103)	(92)	—	(92)
Interest expense	20,329	22,686	13	22,699
Tax expense (benefit) of taxable REIT subsidiaries	779	(998)	(2,247)	(3,245)
Depreciation and amortization	123,144	105,266	6,366	111,632
(Gain) loss on disposition of depreciated property and impairment write-downs of depreciated property	(13,408)	—	14,548	14,548
Pro rata share of EBITDAre from unconsolidated entity	1,945	—	—	—
EBITDAre	$168,949	$144,918	$(12,953)	$131,965

Equity-based compensation expense	12,052	11,441	—	11,441
Restructuring costs	—	—	19,149	19,149
Transaction and integration costs	3,080	2,474	—	2,474
Adjusted EBITDA	$184,081	$158,833	$6,196	$165,029

29 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI)

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, debt restructuring costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs, general and administrative expenses and similar adjustments for unconsolidated entities. The Company allocates a management fee charge of 4% of cash revenues for all facilities as a property operating cost and a corresponding reduction to general and administrative expense to cover the day-to-day administrative costs to operate our data centers. The management fee charge is reflected as a reduction to net operating income.

Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI is therefore not a substitute for net income as computed in accordance with GAAP.

For periods in 2018, Core NOI is used as a supplemental performance measure because it reflects results of the portion of the business the Company retained following completion of the strategic growth plan.

A reconciliation of net income (loss) to NOI on a consolidated, Core and non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
	Total	Total	Core	Non-Core	Total
Net Operating Income (NOI)
Net income (loss)	$6,588	$7,535	$7,576	$(14,468)	$(6,892)
Equity in net (income) loss of unconsolidated entity	317	401	—	—	—
Interest income	(22)	(36)	(66)	—	(66)
Interest expense	6,724	6,459	6,384	2	6,386
Depreciation and amortization	42,875	41,481	36,693	1,206	37,899
Other (income) expense	(370)	40	—	—	—
Tax expense (benefit) of taxable REIT subsidiaries	369	199	(409)	(571)	(980)
Transaction and integration costs	827	1,039	901	—	901
General and administrative expenses	19,504	20,124	17,732	2,191	19,923
Restructuring	—	—	—	13,737	13,737
NOI from consolidated operations (1)	$76,812	$77,242	$68,811	$2,097	$70,908
Pro rata share of NOI from unconsolidated entity	872	842	—	—	—
Total NOI (1)	$77,684	$78,084	$68,811	$2,097	$70,908

(1)

Includes facility level general and administrative allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $4.8 million, $4.6 million and $4.6 million for the three months ended September 30, 2019,  June 30, 2019 and September 30, 2018, respectively.

30 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com

	Nine Months Ended
	September 30, 2019	September 30, 2018
	Total	Core	Non-Core	Total
Net Operating Income (NOI)
Net income (loss)	$35,271	$18,056	$(31,633)	$(13,577)
Equity in net (income) loss of unconsolidated entity	992	—	—	—
Interest income	(103)	(92)	—	(92)
Interest expense	20,329	22,686	13	22,699
Depreciation and amortization	123,144	105,266	6,366	111,632
Other (income) expense	(330)	—	—	—
Tax expense (benefit) of taxable REIT subsidiaries	779	(998)	(2,247)	(3,245)
Transaction and integration costs	3,080	2,474	—	2,474
General and administrative expenses	59,519	53,850	9,338	63,188
Gain on sale of real estate, net	(13,408)	—	—	—
Restructuring	—	—	33,697	33,697
NOI from consolidated operations (1)	$229,273	$201,242	$15,534	$216,776
Pro rata share of NOI from unconsolidated entity	1,948	—	—	—
Total NOI (1)	$231,221	$201,242	$15,534	$216,776

(1)Includes facility level general and administrative allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $13.9 million and $13.4 million for the nine months ended September 30, 2019 and 2018, respectively.

31 QTS Q3 Earnings 2019	Contact: IR@qtsdatacenters.com